Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sonic Solutions:

We consent to the use of our reports dated June 29, 2005, with respect to the consolidated balance sheets of Sonic Solutions and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005, and the effectiveness of internal control over financial reporting as of March 31, 2005, incorporated herein by reference.

Our report dated June 29, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2005, expresses our opinion that Sonic Solutions did not maintain effective internal control over financial reporting as of March 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that certain controls were not effective.

/s/ KPMG LLP

San Francisco, California

August 12, 2005